Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into this 25th day of September, 2012 effective as of the 1st day of July, 2012, by and between CHAMBERS STREET PROPERTIES, a Maryland real estate investment trust, with its principal place of business at 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542 (the “Company”), CSP OPERATING PARTNERSHIP, L.P., a Delaware limited partnership with its principal place of business at 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542 (the “OP”) and JACK CUNEO, an individual resident of the State of New Jersey (“Executive”).

WHEREAS, the Company and the OP wish to employ Executive as their Chief Executive Officer and President, and Executive wishes to serve in such position, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Company, the OP and Executive, each intending to be legally bound, covenant and agree as follows:

1. Employment and Term. Upon the terms and subject to the conditions set forth in this Agreement, the Company and the OP each hereby employs Executive as its Chief Executive Officer and President, and Executive hereby accepts such employment, for an initial term commencing on July 1, 2012 (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 4 hereof, continuing for a period ending on December 31, 2015 (hereinafter referred to as the “Initial Term”), provided that the Initial Term shall automatically be extended for successive one-year periods (each, an “Additional Term” and, together with the Initial Term, the “Term”) on the last day of the Initial Term or each Additional Term hereof unless the Company or Executive notifies the other of non-renewal in writing, in accordance with Section 6.9, at least one hundred eighty (180) days prior to the expiration of the Initial Term or the applicable Additional Term.

2. Duties. During the Term, Executive shall be employed by the Company as Chief Executive Officer and President of the Company and of the OP and, as such, Executive shall faithfully and to the best of his ability perform for the Company and the OP the duties of such offices and shall perform such other duties of an executive, managerial or administrative nature, which are consistent with such offices, as shall be specified and designated from time to time by the Board of Trustees of the Company (the “Board”), and as an officer, manager, agent, trustee or other representative with respect to any subsidiary, affiliate or joint venture of the Company (each a “Subsidiary”) consistent with Executive’s position as Chief Executive Officer; provided, however, that Executive’s service in such positions with a joint venture or affiliate that is not a majority owned subsidiary shall be subject to the mutual agreement of Executive and the Company. The Executive shall report to the Board and the Chairman of the Board. Subject to the discretion of the Nominating and Corporate Governance Committee of the Board, Executive shall continue to serve as a member of the Board and, at the request of the Board, as a member of the board of directors (or equivalent) of any Subsidiary without additional compensation. Executive shall devote his business time and effort exclusively to the performance of his duties hereunder and shall not be employed by or provide business services to any other person or entity. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) engaging in personal investment activities for Executive and his family that do not give rise to any conflict of interests with the Company or its affiliates; (ii) subject to prior approval of the Board, which approval shall not be unreasonably withheld, accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its affiliates; and (iii) engaging in charitable and civic activities, so long as such activities and outside interests described in clauses (i), (ii) and (iii) hereof do not interfere, in any material respect, with the performance of Executive’s duties hereunder. The Executive shall perform his duties at the principal office of the Company.

3. Compensation.

3.1 Salary. The Company shall pay Executive during the Term an initial base salary at the rate of $725,000.00 per annum (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to executive officers. The Compensation Committee of the Board (the “Compensation Committee”) may provide for such increases in Base Salary as it may in its discretion deem appropriate; any such increase shall be deemed thereafter the Base Salary for purposes of this Agreement. The Base Salary shall not be decreased during the Term without the written consent of Executive.

3.2 Cash Bonus. For each calendar year during the Term that the Executive is employed by the Company, the Company shall pay Executive a cash bonus (the “Cash Bonus”), the amount of which will be determined by the Compensation Committee in accordance with an executive compensation program to be approved by the Compensation Committee within a reasonable period of time following the date the Agreement is executed by all of the parties hereto (the “Compensation Program”); provided Executive shall only be entitled to receive a Cash Bonus with respect to a calendar year if Executive remains employed by the Company through the date of payment. The target Cash Bonus for Executive will be $725,000.00 per annum (the “Target Cash

Bonus”). The Compensation Program will establish metrics applicable to the business performance of the Company and the Executive’s performance which, along with the exercise of discretion by the Compensation Committee, will determine the amount of the Executive’s Cash Bonus award on an annual basis. The Cash Bonus shall be payable no later than thirty (30) days after the completion of the audit of the Company’s annual financial statements for the applicable calendar year, but no later than March 15 of the calendar year following the end of the calendar year for which such bonus has been earned. Notwithstanding the foregoing, Executive’s Cash Bonus for calendar year 2012 will be based on the full calendar year.

3.3 Long Term Incentive Award. For each calendar year during the Term that the Executive is employed by the Company, the Company shall provide Executive a long term equity incentive award (the “Long Term Incentive Award”); provided Executive shall only be entitled to receive a Long Term Incentive Award with respect to a calendar year if Executive remains employed by the Company at the end of such calendar year. For calendar years 2012 and 2013, the award will consist of restricted common shares of the Company, the amount of which will be determined by the Compensation Committee in accordance with the Compensation Program. For calendar years during the Term following 2013, the award may be in any form of equity-based award authorized by the Company’s 2004 Equity Incentive Plan or any other equity-based plan as in effect from time to time (“Incentive Plan”), the form and amount of which will be determined by the Compensation Committee in accordance with the Compensation Program and the Incentive Plan. The annual target Long Term Incentive Award for Executive will be 200,000 restricted common shares (subject to appropriate adjustments for splits, share dividends, recapitalizations, reorganizations or other similar events) or, if the award is another form of equity-based award, the reasonable equivalent thereof. The Compensation Program will establish metrics applicable to the business performance of the Company and the Executive’s performance which, along with the exercise of discretion by the Compensation Committee, will determine the amount of the Executive’s Long Term Incentive Award on an annual basis and whether a portion of the Long Term Incentive Award will be subject to performance-based metrics with respect to awards granted in 2014 and in subsequent years during the Term. Each Long Term Incentive Award shall be subject to the Incentive Plan pursuant to which such Long Term Incentive Award is granted and any award agreement pursuant to which such Long Term Incentive Award is granted. For awards in the form of restricted shares, one-third (1/3) of the common shares underlying each Long Term Incentive Award shall vest on each of the first (1st), second (2nd) and third (3rd) anniversary of the date of such award, provided that the Executive is employed by the Company on the applicable date of vesting. With respect to other forms of equity-based awards and restricted share awards granted in 2014 and subsequent years, the Compensation Committee may establish performance-based metrics applicable to the business performance of the Company in addition to any time based vesting. The Company shall issue to Executive the Long Term Incentive Award no later than thirty (30) days after the completion of the audit of the Company’s annual financial statements for the applicable calendar year, but no later than March 15 of the calendar year following the end of the calendar year for which such award has been earned. Notwithstanding the foregoing, Executive’s Long Term Incentive Award for calendar year 2012 will be based on the full calendar year.

3.4 Transactional Award. The Company shall pay Executive a one-time award (the “Transactional Award”) which will consist of the following:

(a) the sum of $1,000,000.00, reduced by applicable taxes and withholding, which sum shall be paid within ten (10) business days after the date this Agreement is executed by all of the parties hereto;

(b) an award of 150,000 restricted common shares of the Company one-third (1/3) of which shall will vest on each of the first (1st), second (2nd) and third (3rd) anniversary of the date of the award (provided that the Executive is employed by the Company on the applicable date of vesting) and which award shall be (i) granted within ten (10) business days after the date this Agreement is executed by all of the parties hereto, and (ii) subject to the terms of the Incentive Plan and the award agreement pursuant to which it is granted; and

(c) provided that the Company achieves a Liquidity Event (as hereinafter defined) within two (2) years after the Effective Date, an award of 150,000 restricted common shares of the Company which award shall be (i) granted no later than sixty (60) days after the completion of the Liquidity Event, and (ii) subject to the terms of the Incentive Plan and the award agreement pursuant to which it is granted. For the purposes of this Section 3.4(c), a “Liquidity Event” means (x) any merger, sale or other transaction in which shareholders of the Company receive, in exchange for at least a majority of their shares in the Company, cash or stock of a company that is listed on or admitted to trading on the New York Stock Exchange, the American Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ Global Select Market or the NASDAQ Global Market, or any successor to any of the foregoing (each, a “National Stock Exchange”) (other than a cash or stock dividend from the general partner of the Company); or (y) any portion of the Company’s common shares become listed or admitted to trading on or designated for quotation on a National Stock Exchange. If the Company is not a surviving entity following the Liquidity Event, then in lieu of the restricted share award set forth in this subsection 3.4(c), Executive shall be entitled to receive the consideration he would have received if the restricted share award pursuant to this subsection 3.4(c) had been granted to Executive immediately prior to the Liquidity Event.

3.5 Employee Benefits. So long as Executive is employed by the Company pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit and retirement plans and prerequisites of the Company available to its executive officers, consistent with his position with the Company, and Executive and his dependents shall have the right to be included in the Company’s hospitalization, major medical, disability and group life insurance plans. Executive acknowledges that, notwithstanding any of the provisions of this Agreement, any of the Company’s benefit plans and programs may be modified from time to time and that the Company is not required to continue any plan or program currently in effect or adopted hereafter; provided, however, that each of the above benefits shall continue in effect on terms no less favorable than those then in effect for other executive officers of the Company (as permitted by law) during the Term hereof.

3.6 Vacation. Vacation and other paid time-off (PTO) shall be taken and provided in accordance with the Company’s vacation and PTO policies and plans for executive officers. Unused vacation shall not accrue or carry over from year to year.

3.7 Expenses. During the Term, the Company and the OP shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company’s and OP’s policies as in effect from time to time for executive officers.

3.8 Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is required to be recovered under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern Executive’s rights (except as otherwise expressly set forth herein) upon termination of employment with the Company. Following Executive’s termination of employment, except as set forth in this Section 4, Executive (and Executive’s legal representative and estate) shall have no further rights to any compensation or any other benefits under this Agreement.

4.1 Definitions.

(a) “Accrued Rights” means the sum of the following: (i) any accrued but unpaid Base Salary through the date of termination; (ii) any Cash Bonus earned but unpaid as of the date of termination for any previously completed calendar year (i.e., not for the year of employment termination); (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company or OP policy through the date of termination; (iv) such rights, if any, under any award granted to Executive pursuant to the Incentive Plan (including, but not limited to, any vested Long Term Incentive Awards) and other compensation arrangements; and (v) benefits due under any indemnification, insurance or other plan or arrangement to which Executive may be entitled according to the documents governing such plans or arrangements (including, without limitation, this Agreement), including, but not limited to, COBRA coverage to which he and/or his beneficiaries may be entitled under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and all related state and local laws (“COBRA Coverage”) (all of such benefits described under this clause (v) hereinafter referred to as the “Company Arrangements”).

(b) “Cause” means any of the following: (i) intentional misconduct by Executive in connection with the Company’s or any Subsidiary’s business or relating to Executive’s duties hereunder or a willful violation of law by Executive in connection with the Company’s or any Subsidiary’s business or relating to Executive’s duties hereunder; (ii) an act of fraud, conversion, misappropriation or embezzlement by Executive with respect to the Company’s or any Subsidiary’s assets or business or assets in the possession or control of the Company or any Subsidiary; (iii) Executive’s conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to a felony; (iv) any act of dishonesty committed by Executive in connection with the Company’s or any Subsidiary’s business or relating to Executive’s duties hereunder that results or could reasonably be expected to result in economic or reputation harm to the Company or that relates to any information provided to the Board, the Company’s executive officers or any internal or external auditors; (v) the willful neglect of material duties of Executive or gross misconduct by Executive; (vi) substance abuse that, in the Board’s good faith determination, materially interferes with the performance of Executive’s duties to the Company or any Subsidiary; (vii) any material breach of the provisions of Section 5, which breach is not cured within ten (10) business days following written notice from the Company or any Subsidiary thereof; (viii) Executive’s material failure to (a) comply with the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board, or (b) use good faith efforts to comply with the lawful directives of the Board (provided that such directives are consistent with the material terms of this Agreement and applicable law); or (ix) any other failure (other than any failure resulting from incapacity due to physical or mental illness) by Executive to provide good faith efforts to perform his material and reasonable duties and responsibilities as an employee or director of the Company or any Subsidiary. No termination of Executive’s employment shall be a termination for Cause unless the Board shall first (x) have given Executive written notice specifying in reasonable detail the occurrences claimed to constitute Cause and (y) in the case of any occurrence described in clauses (i), (ii), (iv), (vii) (viii) or (ix), have given Executive a ten (10) business day opportunity cure such occurrence, if curable, and such occurrence thereafter remains uncured. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered “willful” unless Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company or any Subsidiary.

(c) “Change of Control” shall be deemed to have occurred if:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities (other than as a result of an acquisition of securities directly from the Company); or

(ii) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

(d) “Disability” means physical or mental incapacity that constitutes a disability for purposes of Executive receiving disability payments pursuant to the Company’s long term disability insurance then in effect whereby Executive is unable with or without reasonable accommodation for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the essential functions of Executive’s duties.

(e) “Good Reason” shall be present where Executive gives notice to the Board of the occurrence of any of the following without his express written consent: (i) the failure of the Company or the OP to pay or cause to be paid Executive’s Base Salary, Cash Bonus or any other material compensation or benefits, when due (including, without limitation, any Long Term Incentive Award); (ii) a material diminution in Executive’s status, including, title, position, duties, authority or responsibility; (iii) the relocation of the Company’s executive offices to a location outside of both (A) a fifty (50) mile radius of Princeton, New Jersey and (B) Manhattan, New York; (iv) the Company directs Executive to engage in any unlawful activity; or (v) failure of the Nominating and Corporate Governance Committee to nominate Executive for election to the Board. Notwithstanding the foregoing, (1) Good Reason (A) shall not be deemed to exist unless Executive gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing this Section 4.1(e) within ninety (90) days of Executive first becoming aware of the event or condition and (B) shall not be deemed to exist at any time while there exists an event or condition which could serve as the basis of a termination of Executive’s employment for Cause; and (2) if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and if the Company does not cure such event or condition within such thirty (30) day period, Executive shall have ten (10) business days thereafter to give the Company notice of termination of employment on account thereof (specifying a termination date no later than ten (10) days from the date of such notice of termination). If, for purposes of subpart (1)(B) of the foregoing sentence, a determination of whether there exists an event or condition which could serve as a basis of a termination of Executive’s employment for Cause shall be determined by arbitration in accordance with Section 6.8.

4.2 Termination by the Company for Cause or by Executive’s Resignation without Good Reason. The Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate upon Executive’s resignation without Good Reason, and in either case Executive shall be entitled to receive his Accrued Rights; provided, however, that, in either case, Executive shall not be entitled to receive any Cash Bonus for any previously completed calendar year not paid as of the time of termination.

4.3 Death/Disability. The Term and Executive’s employment hereunder shall terminate upon Executive’s death or Disability. Upon termination of Executive’s employment hereunder due to death or Disability, Executive’s legal representative or estate (as the case may be) shall be entitled to receive the Accrued Rights, plus an amount equal to the Executive’s Target Cash Bonus for the calendar year during which such termination as a result of death or Disability occurs. In the event of a termination of employment pursuant to this Section 4.3, each grant made to Executive pursuant to the Incentive Plan or any similar plan (including, without limitation, any Long Term Incentive Award) that is subject to a time-based or performance-based vesting condition shall become vested immediately. Executive or his estate shall have (i) ninety (90) days (or in the case of Executive’s estate, ninety (90) days from the appointment of the executor or other legal representative of the estate); or (ii) the period specified in the grant or award, whichever is greater, to exercise any rights contained in any such grant or award that are subject to exercise by Executive.

4.4 Termination by the Company without Cause or Resignation by Executive for Good Reason. The Term and Executive’s employment hereunder may be terminated by the Company without Cause at any time and for any reason or by Executive’s resignation for Good Reason at any time upon ten (10) days written notice by the terminating party, although the Company may waive services during that period. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive (i) the Accrued Rights, plus (ii) an amount equal to two (2) times Executive’s annual Base Salary at the time of termination, which amount shall be payable over a two (2) year period in accordance with the Company’s customary payroll practices (subject to Section 6.1), plus an amount equal to two (2) times Executive’s Target Cash Bonus for the calendar year in which the termination occurs, which amount shall be payable in accordance with the Company’s customary payroll practices (subject to Section 6.1) within thirty (30) days after Executive signs and delivers to the Company the General Release referenced in Section 4.7. In the event of a termination of employment pursuant to this Section 4.4, each grant previously made to Executive pursuant to the Incentive Plan or any similar plan (including, without limitation, any Long Term Incentive Award) (i) that is subject to a time-based vesting condition will become vested immediately, and (ii) that is subject to subsequent performance-based conditions will be considered to be vested and earned at the target level of performance. Executive shall have (a) ninety (90) days or (b) the period specified in the grant or award, whichever is greater, to exercise any rights contained in any such grant or award that are subject to exercise by Executive.

4.5 Termination following a Change of Control. In the event that Executive’s employment hereunder is terminated by the Company or its successor, for any reason or no reason, within one hundred eighty (180) days following a Change of Control, Executive shall be entitled to receive (i) the Accrued Rights, plus (ii) an amount equal to two (2) times Executive’s annual Base Salary at the time of termination, plus (iii) an amount equal to two (2) times Executive’s Target Cash Bonus for the year in which the termination occurs, which amount shall be payable no later than thirty (30) days after the date of termination in accordance with the Company’s customary payroll practices (subject to Section 6.1). In the event of a termination of employment pursuant to this Section 4.5, each grant previously made to Executive pursuant to the Incentive Plan or any similar plan (i) that is subject to a time-based vesting condition will become vested immediately, and (ii) that is subject to subsequent performance-based conditions will be considered to be vested and earned at the target level of performance. . Executive shall have (a) ninety (90) days or (b) the period specified in the grant or award, whichever is greater, to exercise those rights.

4.6 Termination of Employment by Expiration of the Term. If the Company or Executive notifies the other that it is not renewing the Initial Term or any Additional Term in accordance with Section 1 hereof, Executive’s employment with the Company shall terminate upon the expiration of the Term and Executive shall be entitled to receive the Accrued Rights. For the avoidance of doubt, the delivery by the Company to Executive, or by the Executive to the Company, of written notice indicating that it or he intends not to extend the Term as provided in Section 1 prior to the expiration of the then operative Initial Term or Additional Term shall not be deemed a termination of Executive’s employment by the Company without Cause or by the Executive with Good Reason, as applicable.

4.7 General Release. Notwithstanding anything herein to the contrary, Executive shall not be entitled to receive any payments, other than the Accrued Rights, pursuant to Section 4.4 or Section 4.5 hereof (and Executive shall forfeit all rights to such payments) unless Executive has executed and delivered to the Company a general release substantially in form and substance as attached hereto as Exhibit A (the “General Release”), and such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within thirty (30) days after the Executive’s date of termination, and Executive shall be entitled to receive such payments only so long as Executive has not materially breached any of the provisions of the General Release (as specified in and subject to the limitations set forth in Paragraph 9 of the General Release) or Section 5 hereof without cure of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(a) To the extent any such cash payment to be made is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment shall commence upon the first scheduled payment date immediately after the date the General Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Executive’s employment, and any payments made after the Release Effective Date shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination of Executive’s employment.

(b) To the extent any such cash payment to be made is “deferred compensation” for purposes of Code Section 409A, then such payment shall be made or commence on the sixtieth (60th) day following the termination of Executive’s employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment and any payments made after the sixtieth (60th) day following the termination of Executive’s employment shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination of Executive’s employment.

4.8 Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written notice to the other party, which notice shall indicate the specific termination provision in this Agreement relied upon and the date of employment termination, and, for a termination by the Company for Cause or a resignation by Executive with Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated and the date of employment termination.

4.9 Employee Termination and Board/Committee/Officer Resignation. Upon termination of Executive’s employment for any reason, Executive’s employment with each of the Company and each Subsidiary shall be terminated and Executive shall be deemed to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and from any boards of directors (and any committees thereof) of any Subsidiary and as an officer of the Company and any Subsidiary. Executive shall confirm such resignation(s) in writing to the Company.

4.10 Excess Parachute Payments.

(a) Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and any Subsidiary and each of their respective affiliates in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine as required below in this Section 4.10(a) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined in Section 4.10(d)). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined in Section 4.10(d)) of aggregate Payments if Executive’s Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled.

(b) Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4.10 shall be binding upon the Company and Executive (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of Executive’s termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall first be made by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from date of Executive’s termination. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(c) Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section 4.10:

(i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).

(e) Fees and Expenses. All fees and expenses of the Accounting Firm shall be paid solely by the Company.

5. Restrictive Covenants.

5.1 Confidentiality. Executive acknowledges that, in his employment hereunder, he will occupy a position of trust and confidence with the Company and its Subsidiaries. Executive agrees that he shall not, during the Term or anytime thereafter, except (i) as may be required to perform his duties hereunder or as required by applicable law or legal process; (ii) until such information shall have become public other than by Executive’s unauthorized disclosure; or (iii) with the prior written consent of the Company, use, disclose or disseminate any trade secrets, confidential information or any other information of a secret, proprietary, confidential or undisclosed nature relating to the Company or any Subsidiary, or their respective businesses, contracts, projects, proposed projects, revenues, costs, operations, methods or procedures. This provision shall be in addition to all requirements of applicable law with respect to maintaining the secrecy and confidentiality of trade secrets. Notwithstanding anything herein or otherwise to the contrary, Executive shall be permitted to retain his personal papers and contact information, and such other documents relating to his compensation and other entitlements.

5.2 Non-solicitation. During the Term and for the two (2) year period thereafter, Executive shall not, unless such solicitation is made on behalf of the Company or one of its Subsidiaries or such solicitation is made with the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its Subsidiaries, (except in connection with the termination of an employee in a manner consistent with Executive’s responsibilities as Chief Executive Officer and President of the Company and in compliance with the Company’s and its Subsidiaries’ policies) any managerial-level employee of, or independent contractor providing managerial-level services to, the Company or its Subsidiaries, where the independent contractor performs a substantial portion of his or her services for the Company; or (ii) solicit for employment (on behalf of Executive or any other person or entity) any former managerial-level employee of or independent contractor providing managerial-level services to the Company (where the independent contractor in the last year of service to the Company has performed a substantial portion of his or her services for the Company) who has left the employment of or discontinued providing services to the Company or any of its Subsidiaries within the then prior one-year period. During the Term and for the two (2) year period thereafter, Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its Subsidiaries’ relationship with, or endeavor to entice away from the Company or any of its Subsidiaries, any person who during the Term is or was a tenant, co-investor, co-developer, joint venturer or other customer of the Company or any of its Subsidiaries.

5.3 Non-competition. During the Term and for a period of two (2) years thereafter, unless Employee has obtained the prior written approval of the Board, Executive shall not in any location in the United States of America: (i) engage in a Competing Business for Executive’s own account; (ii) enter the employ of, or render any consulting or any other services to, any entity that is substantially engaged in a Competing Business; or (iii) become financially interested in any entity substantially engaged in a Competing Business, including, without limitation, as an individual, partner, shareholder, officer, director or principal; provided, however, Executive may own, directly or indirectly, solely as a passive investment, two percent (2%) or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with this Section 5.3. “Competing Business” shall mean a real estate investment trust that is required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended, and that is engaged in the business of acquiring, owning, operating, managing or leasing office or industrial real estate properties. Notwithstanding the foregoing, the provisions of this Section 5.3 shall not apply if Executive’s employment with the Company terminates at the end of the Initial Term or any Additional Term as a result of the Company notifying Executive that it is not renewing the Initial Term or Additional Term (as applicable) in accordance with the Section 4.6 or if Executive’s employment is terminated by the Company or its successor, for any reason or no reason, within one hundred eighty (180) days following a Change of Control.

5.4 Non-disparagement.

(a) Executive agrees not to take any action or say anything to any person during the Term or during the one (1) year period immediately following any termination of Executive’s employment hereunder that is intended to: (i) disparage the Company or any of its Subsidiaries or their respective managers, officers, boards of trustees, boards of directors, or practices, services or products; (ii) disrupt or impair the normal, ongoing business operations of the Company or any of its Subsidiaries; or (iii) harm the Company’s reputation with its employees, customers, clients, suppliers, investors or the public.

(b) During the one (1) year period immediately following any termination of Executive’s employment hereunder, the Company, the OP, the Board and the executive officers of the Company, the OP and the Subsidiaries, shall not make any statements that are intended to disparage Executive or harm his reputation.

(c) Nothing in this Agreement or elsewhere shall preclude the Company, the OP or Executive from making truthful statements that are required by applicable law, regulation or legal process, that are reasonably necessary to enforce the terms of this Agreement, or that are made in confidence to any attorney for the purpose of securing legal advice.

5.5 Company Policies. During the Term, Executive shall be subject to and abide by all written policies and procedures of the Company provided to him, including, without limitation, policies regarding the protection of confidential information and intellectual property and potential conflicts of interest, except to the extent that such policies and procedures conflict with the other provisions of this Agreement, in which case this Agreement shall control. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version to the extent made known to him.

5.6 Intellectual Property. As between Executive and the Company, the Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder including, without limitation, all materials, ideas, concepts, formats, suggestions, developments and other intellectual properties that Executive may acquire, obtain, develop or create during the Term in connection with his services hereunder, free and clear of any claims by Executive (or on behalf of Executive) of any kind or character whatsoever (other than Executive’s rights and benefits hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem reasonably necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of Executive’s services hereunder (provided that any such assignment, certificate or instrument shall not require Executive to assign or transfer any rights in such intellectual property owned by any third party, if any).

5.7 General; Continuing Effect of Section 5. Executive and the Company intend that: (i) this Section 5 concerning (among other things) the exclusive services of Executive to the Company or its Subsidiaries shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Section 5 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, then the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Executive declares that the territorial and time limitations set forth in this Section 5 are reasonable and properly required for the adequate protection of the business of the Company or its Subsidiaries. In the event that any such territorial or time limitation is deemed to be unenforceable by an arbitrator or a court of competent jurisdiction under applicable law, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed enforceable. Executive acknowledges that: (a) the Company has separately bargained and paid additional consideration for the restrictive covenants set forth herein; and (b) the Company will provide certain benefits to

Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of the Company and the irreparable injury that would befall the Company should Executive breach such covenants.

5.8 Specific Performance. Executive acknowledges and agrees that the confidential information, non-solicitation, intellectual property rights and other rights of the Company referred to in Section 5 of this Agreement are each of substantial value to the Company or its Subsidiaries and affiliates and that any breach of Section 5 by Executive would cause irreparable harm to the Company or its Subsidiaries, for which the Company or its Subsidiaries would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company or any of its Subsidiaries under this Agreement or otherwise, the Company or its Subsidiaries shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and other equitable relief to specifically enforce Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

6. Other Provisions.

6.1 Compliance with Code Section 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) upon a termination of employment under this Agreement, Executive shall have no ongoing obligations to the Company, the OP or the Subsidiaries that would prevent Executive from having a “separation from service” upon such termination within the meaning of such term under Section 409A; (ii) each payment made under this Agreement shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 6.1(c), then such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with the Company. If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

6.2 Compensation Committee. All discretionary and other actions and authority granted to the Compensation Committee by this Agreement may be taken by the full Board or any other committee of the Board it designates if the Board does not have a Compensation Committee.

6.3 Indemnification. Executive shall be entitled to the same rights to indemnification (and advancement of expenses) in connection with his service as a director of the Company or any of its Subsidiaries as the other Board members and the same rights to indemnification (and advancement of expenses) in connection with his service as an executive officer of the Company, the OP or any of their Subsidiaries as any other executive officers and such indemnification rights shall survive the termination of his employment under this Agreement. Executive’s rights to indemnification specifically include all such rights arising pursuant to, and to the fullest extent permissible under, (i) the Company’s Articles of Incorporation and Bylaws; (ii) any written agreements between the Company and its directors or officers; (iii) insurance policies providing coverage to the Company’s, the OP’s and/or any Subsidiary’s directors, officers and employees, including any directors and officers indemnification insurance; and (iv) applicable law. During the Term and for six (6) years thereafter, Executive shall be entitled to directors’ and officers’ liability insurance coverage that is no less favorable to Executive in any respect than the coverage then provided to other directors and officers of the Company (as such coverage may be amended from time to time for such directors and officers).

6.4 Executive’s Representations.

(a) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive represents and warrants that he is not subject to any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or any other obligation to any former employer or to any other person or entity in any way relating to the right or ability of Executive to be employed by or perform services for the Company and its Subsidiaries. Executive further represents and warrants that he has not brought to or disclosed to the Company or to its Subsidiaries, and covenants that he will not bring to or disclose to the Company or to its Subsidiaries or use in connection with his employment with the Company, any trade secrets or proprietary information from any of his prior employers or from any other person or entity.

(b) The Company and the OP each represent and warrant that: (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the parties hereto, this Agreement shall be a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

6.5 Cooperation in Third-Party Disputes. During the Term and for a period of two (2) years thereafter, at the request of the Company, Executive shall cooperate with the Company and its Subsidiaries and each of their respective attorneys or other legal representatives in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company or any of its Subsidiaries or affiliates by any third party. Executive’s duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company’s or its Subsidiaries’ attorneys or other legal representatives by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s or its Subsidiaries’ or their respective attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer or personal commitments) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of the matters at issue; and (c) signing at the Company’s request declarations or affidavits that truthfully state the matters of which Executive has knowledge. Such services will be without additional compensation if Executive is then employed by the Company or any Subsidiary and for reasonable compensation and subject to his reasonable availability if he is not so employed. The Company shall promptly reimburse Executive for Executive’s actual and reasonable travel or other out-of-pocket expenses (including reasonable attorneys’ fees) that Executive may incur in cooperating with the Company and its Subsidiaries under this Section 6.5.

6.6 Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

6.7 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions. All references to the Company in this Agreement shall include, unless the context otherwise requires, all Subsidiaries and controlled affiliates of the Company. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

6.8 Arbitration. Except as necessary for the Company and its Subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any controversy, claim, dispute or question arising out of or relating to, or in connection with this Agreement or its interpretation, performance or nonperformance, or any breach thereof, or termination of employee’s employment, or any other aspect of the employment relationship between Executive and the Company whether arising in tort, contract, statute, regulation or otherwise, including without limitation claims of discrimination, harassment or retaliation under any federal, state or local law or regulation, or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns related thereto, shall be submitted to binding arbitration in Manhattan, New York according to New York law and the rules and procedures of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted to them under this Agreement, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties agree that each party shall bear its or his own expenses incurred in connection with any such dispute. For the avoidance of doubt, no counsel for any party shall be disqualified from representing such counsel’s clients in connection with any dispute hereunder as a result of such counsel’s role in negotiating or drafting this Agreement.

6.9 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

If to the Company, to:

Chambers Street Properties

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

Attention: Chief Operating Officer

with a copy to:

Chambers Street Properties

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

Attention: Chairman of the Board of Trustees

If to Executive, to

Jack Cuneo

111 Fairway Drive

Princeton, New Jersey 08540

with a copy to:

McCarter & English, LLP

245 Park Avenue, 27th Floor

New York, New York 10167

Attention: Daniel A. Pollack, Esq.

Any such person may, by notice given in accordance with this Section 6.9 to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.

6.10 Entire Agreement. This Agreement contains the entire agreement between the parties and their predecessors with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, that certain offer of employment letter, dated May 3, 2012 and sent by the Company to Executive.

6.11 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.12 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive, and any purported assignment by Executive in violation hereof shall be null and void. This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company except that the Company may assign its rights and obligations to any Subsidiary or affiliate of the Company, provided that any such assignment shall not relieve the Company of any obligations hereunder that are not performed by such Subsidiary or affiliate, and any purported assignment by the Company in violation hereof shall be null and void. Notwithstanding the foregoing, in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder to a successor in interest to substantially all of the business operations of the Company.

6.13 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

6.14 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 3.4(a), 3.4(b), 3.8, 4, 5, 6.1, 6.3, 6.5, 6.8, 6.9 and 6.15 and the provisions of this Section 6 (to the extent necessary to effectuate the survival of Sections 3.8, 4, 5, 6.5, 6.8, and 6.15) shall survive termination of this Agreement and any termination of Executive’s employment hereunder.

6.15 No Mitigation. In the event of any termination of Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company or the OP under this Agreement, and there shall be no offset against amounts due Executive under this Agreement or otherwise on account of any remuneration or other benefit earned or received by Executive after such termination.

6.16 Beneficiaries. Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof to the Company.

6.17 Joint and Several Obligations. Each of the Company and the OP unconditionally guarantees prompt performance by the other of all of each of their obligations to Executive under this Agreement.

6.18 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

6.19 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.20 Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, Executive has executed and delivered this Agreement, and the Company has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CHAMBERS STREET PROPERTIES

By:	/s/ Charles E. Black
	Name:	Charles E. Black
	Title:	Chairman of the Board of Trustees

CSP OPERATING PARTNERSHIP, L.P.

By:	Chambers Street Properties, its General Partner

	By:	/s/ Charles E. Black
	Name:	Charles E. Black
	Title:	Chairman of the Board of Trustees of
Chambers Street Properties

/s/ Jack Cuneo
JACK CUNEO

Exhibit A

GENERAL RELEASE

I, Jack Cuneo, in consideration of and subject to the performance by CHAMBERS STREET PROPERTIES, a Maryland real estate investment trust, (together with its subsidiaries and CSP Operating Partnership, LP, the “Company”), of its obligations under the Executive Employment Agreement, dated as of July 1, 2012 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits (other than the Accrued Rights) paid or granted to me under Section 4.4 or Section 4.5 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits (other than the Accrued Rights) specified in Section 4.4 or Section 4.5 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 13 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I executed this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (collectively, “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Orders; the anti-retaliation provisions of the Fair Labor Standards Act; or their state or local counterparts, including, without limitation, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); The New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq. (to the extent permitted by law); the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq. (to the extent permitted by law); or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims: (i) that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release, (ii) that are provided under (or preserved by) the Agreement, or (iii) against those associated with the Company that do not relate to my employment with the Company or the termination of my employment. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any Claim (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). This General Release is not intended to, and does not, forfeit any vested benefits that I have under any Company plan.

5. I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief, with respect to any Claim. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

A-1

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law.

7. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that I will forfeit and tender back to the Company all amounts payable by the Company (other than the Accrued Rights) pursuant to Section 4.4 or Section 4.5 of the Agreement, as applicable, if I commence an action against the Company concerning any of the matters covered by this General Release (except as necessary to enforce the terms of this General Release or the Agreement), unless my suit is based on the ADEA. I also agree that if I violate this General Release by commencing an action against the Company (except as necessary to enforce the terms of this General Release or the Agreement), I will pay all costs and expenses of defending against the suit incurred by the Company, including attorneys’ fees, unless the suit is based on the ADEA in which case attorneys’ fees or costs are governed by federal law. In the event I forfeit and tender back any amounts payable by the Company as set forth above, the covenants in Section 5.3 of the Agreement will be terminated.

10. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law or legal process, and I will instruct each of the foregoing not to disclose the same to anyone.

11. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

12. I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data, except as expressly provided in the Agreement.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality and unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. This release is conditioned upon the Company making all payments required to be made by the Company pursuant to Section 4.4 or 4.5 and shall be revocable by me if such payments are not made or if the Company files an action seeking a return of the payments made by the Company pursuant to Section 4.4 or 4.5.

16. This General Release, along with the Agreement, contain the entire agreement between the parties and their predecessors with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

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17. This General Release shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

18. This General Release may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

19. This General Release shall be interpreted and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws principles. All disputes relating to this General Release shall be resolved exclusively by the courts of the State of New Jersey or by the United States Federal District Court for the District of New Jersey and each party irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding and to the laying of venue in such court in connection with such action.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON             , 201_, AND             ,             , TO CONSIDER IT AND THE CHANGES MADE SINCE THE             , 201_ AND             ,             , VERSIONS OF THIS GENERAL RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THIS GENERAL RELEASE SINCE             , 201_, AND             ,             , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

(g) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Jack Cuneo

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